Exhibit 99.1


                      FOR IMMEDIATE RELEASE
                      _____________________


                          July 25, 2007


      GS Financial Corp.  Announces Second Quarter Results

METAIRIE, La. - GS Financial Corp., (NASDAQ: GSLA), the holding company of Guaranty Savings Bank (www.guarantysb.com), announced quarterly earnings of $293,000 for the quarter ended June 30, 2007, up $50,000, or 20.6% from the same period in 2006.
Earnings per share for the second quarter of 2007 were $.24, up from $.20 for the second quarter of 2006. The increase in earnings for the quarter ended June 30, 2007 was primarily due to a reversal of provision for loan losses of $300,000, or $198,000 net of income taxes during the quarter.

"We continue to make progress in executing our strategic objectives" noted President Stephen E. Wessel. "Our residential and commercial loan demand continues to be robust. Recovery from the devastation of Hurricane Katrina is continuing to progress in some parts of our metropolitan area. In the first six (6) months of 2007 we have invested additional resources in new employees for mortgage origination and in commercial banking. We have purchased a new branch site to expand our presence to the west bank of Jefferson Parish. Our renovation and reconstruction of our flooded mid-city branch is nearly complete. We have also built a secondary marketing capability which will generate long-term revenue, and have introduced new products in mortgage banking, credit cards and remote deposit. We have successfully grown some of our targeted products such as demand deposit accounts, money market accounts and home equity lending along with more commercial owner-occupied building loans. These are significant steps in implementing the long-term strategic plan adopted by the Board of Directors that have increased our expenses during the six months but which we expect will enhance our profitability through the conversion of Guaranty Savings Bank from a traditional thrift to a community bank business model."

For the first six months of 2007, net income totaled $389,000, down 25.0% from $519,000 over the same time period in 2006.
Earnings per share over the first half of 2007 were $.32, down
25.6% from $.43 in the first half of 2006.

Net interest income, excluding loan loss reserves, for the quarter ended June 30, 2007 was $1.4 million, down 14.0% from $1.6 million in the second quarter of 2006, and up $21,000, or 1.5% from the first quarter of 2007. The second quarter 2007 net interest margin was 3.50%, down 30 basis points from 3.80% for the second quarter of 2006, and up 2 basis points from 3.48% in the first quarter of 2007.

Net interest income for the first half of 2007 was $2.8 million, down 12.5% from $3.2 million in the first six months of 2006. This decline was primarily the result of increases in deposit costs only partially being offset by improved product mixes on both the asset and liability side of the balance sheet. The net interest margin for the first half of 2007 was 3.49%, down 16 basis points from 3.65% for the same time period in 2006.


Additional financial highlights include the following:

   * Total assets at June 30, 2007 were $169.9 million, up approximately 0.9% from December 31, 2006.
   * Total loans at June 30, 2007 were $108.9 million, up approximately 11.4% from December 31, 2006.
   * Deposits at June 30, 2007 were $125.2 million, up approximately 2.4% from December 31, 2006.
   *   Outstanding advances from the Federal Home Loan Bank at June
       30, 2007 were $16.8 million, down approximately 1.3% from December 31, 2006.
   * Stockholders' equity at June 30, 2007 was $27.0 million, down $177,000 from December 31, 2006. Stockholders' equity as a percentage of total assets at June 30, 2007 was 15.88%, down from 16.13% at December 31, 2006.
   *   Non-interest expense for the second quarter of 2007 totaled
       $1.3 million, up approximately 10.7% from a year earlier. Non-interest expense for the first half of 2007 totaled $2.6 million, up approximately 11.7% from the first six months of 2006.
   * Non-performing assets were $502,000 at June 30, 2007, compared to $179,000 at December 31, 2006. The ratio of non-performing assets to total assets at June 30, 2007 was 0.30% compared to 0.11% at December 31, 2006.
   * The ratio of total loans to deposits at June 30, 2007 was 86.98%, compared to 79.60% at December 31, 2006.


FORWARD-LOOKING INFORMATION

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. In addition to risks and uncertainties described by the Company in prior filings with the SEC, other risks and uncertainties potentially impacting the Company are those related to the Company in its primary market area impacted by Hurricane Katrina, including the continuing effect of the storm and its aftermath on the Company's operating expenses and on the Company's borrowers and other customers. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

                                   GS Financial Corp.
               Condensed Consolidated Statements of Financial Condition

_________________________________________________________________________________________
                                                     June 30, 2007     December 31, 2006
($ in thousands)                                      (Unaudited)          (Audited)
_________________________________________________________________________________________
ASSETS
  Cash and Cash Equivalents

  Cash & Amounts Due from Depository Institutions    $    1,702         $    1,893
  Interest-Bearing Deposits in Other Banks                2,107              6,544
  Federal Funds Sold                                        360              2,680
  Securities Available-for-Sale, at Fair Value           50,852             55,090
  Loans, Net                                            105,466             93,987
  Accrued Interest Receivable                             1,883              2,004
  Premises & Equipment, Net                               4,263              3,578
  Stock in Federal Home Loan Bank, at Cost                1,009                982
  Real Estate Held-for-Investment, Net                      457                464
  Other Assets                                            1,825              1,158
________________________________________________________________________________________
    Total Assets                                     $  169,924         $  168,380
========================================================================================

LIABILITIES
  Deposits
    Interest-Bearing Deposits                        $  120,597         $  119,364
    Noninterest-Bearing Deposits                          4,597              3,390
________________________________________________________________________________________
    Total Deposits                                      125,194            122,754
========================================================================================
  FHLB Advances                                          16,817             17,042
  Other Liabilities                                         927              1,420
________________________________________________________________________________________
    Total Liabilities                                   142,938            141,216
========================================================================================

STOCKHOLDERS' EQUITY

  Common Stock - $.01 Par Value                              34         $       34
  Additional Paid-in Capital                             34,701             34,701
  Unearned RRP Trust Stock                                 (523)              (523)
  Treasury Stock                                        (32,493)           (32,493)
  Retained Earnings                                      25,902             25,764
  Accumulated Other Comprehensive Loss                     (635)              (319)
________________________________________________________________________________________
    Total Stockholders' Equity                           26,986             27,164
========================================================================================
    Total Liabilities & Stockholders' Equity         $  169,924         $  168,380


Selected Asset Quality Data
  Total Non Performing Assets                        $      502         $      179
  Non Performing Assets to Total Assets                   0.30%              0.11%

                                                  GS Financial Corp.
                                     Condensed Consolidated Statements of Income
                                                      (Unaudited)


                                                            For the Three Months             For the Six Months
                                                               Ended June 30,                  Ended June 30,
====================================================================================================================
($ in thousands, except per share data)                    2007             2006            2007            2006
____________________________________________________________________________________________________________________
Interest and Dividend Income                          $    2,733         $    2,782      $    5,387      $    5,494
Interest Expense                                           1,342              1,170           2,627           2,344
____________________________________________________________________________________________________________________

Net Interest Income                                        1,391              1,612           2,760           3,150


Provision (Reversal) for Loan Losses                        (300)                 -            (300)              -
____________________________________________________________________________________________________________________
Net Interest Income after Provision (Reversal)
for Loan Losses                                            1,691              1,612           3,060           3,150
====================================================================================================================

Non-Interest Expense                                       1,314              1,187           2,590           2,319
____________________________________________________________________________________________________________________
Net Income Before Non-Interest Income and
Income Taxes                                                 377                425             470             831
====================================================================================================================


Non-interest Income (Loss)                                     43               (53)             72             (45)
____________________________________________________________________________________________________________________
Income Before Tax Expense                                     420               372             542             786
====================================================================================================================

Income Tax Expense                                            127               129             153             267
____________________________________________________________________________________________________________________
Net Income                                            $       293               243      $      389             519
====================================================================================================================
Earnings Per Share - Basic                            $      0.24              0.20      $     0.32            0.43
====================================================================================================================
Earnings Per Share - Diluted                          $      0.24              0.20      $     0.32            0.43
====================================================================================================================
Selected Operating Data
  Weighted Average Shares Outstanding                   1,234,453         1,214,190       1,234,453       1,215,707
  Return on Average Assets(1)                               0.70%             0.56%           0.47%           0.59%
  Non-Interest Expense/Average Assets(1)                    3.13%             2.72%           3.12%           2.65%
  Net Interest Margin(1)                                    3.50%             3.80%           3.49%           3.65%
====================================================================================================================
      (1) Annualized



Contact:  Andy Bower, Chief Financial Officer, (504) 883-5535